UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: WisdomTree Digital Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

245 Park Avenue, 35th Floor

New York, NY 10167

Telephone Number (including area code): 1-866-909-9473

Name and address of agent for service of process:

Ryan M. Louvar

WisdomTree Digital Trust

245 Park Avenue, 35th Floor

New York, NY 10167

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 28th day of April, 2021.

WISDOMTREE DIGITAL TRUST

By:	/s/ Ryan M. Louvar
Ryan M. Louvar
Trustee

Attest:	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Notary Public